Exhibit 99.1

Allegion to Acquire Netherlands Security Provider AXA Stenman

•	Strengthens Allegion’s portfolio in both residential and portable security solutions.

•	Expands channel and end-user relationships for more EMEIA growth opportunities.

•	Expected to be accretive to earnings per share and EBITDA margins by 2016.

DUBLIN (July 23, 2015) - Allegion, plc (NYSE: ALLE), a leading global security products and solutions provider, has agreed, through one of its subsidiaries, to acquire AXA Stenman Holding. The transaction is expected to close in the third quarter of this year, subject to regulatory approvals.

Founded in 1902, AXA is a leading European-based residential and portable security provider headquartered in Veenendaal, the Netherlands, with production facilities in the Netherlands, France and Poland. AXA manufactures and sells a branded portfolio of bicycle locks and lights as well as a wide variety of window and door hardware. The products are sold throughout Europe to OEMs, retail distributors and property builders. AXA has approximately 320 employees, generated sales of approximately €60 million in 2014 and is expected to generate double-digit revenue growth in 2015.

Allegion Chairman, President and CEO David D. Petratis said AXA’s products are highly regarded for their quality and security ratings. He also noted that AXA has an entrepreneurial culture with a robust management team that’s built extensive customer and channel relationships Allegion can further leverage.

“AXA is a strong brand that has a reputation for premium quality security solutions, making this company a great fit for our EMEIA business and also for Allegion as a whole,” Petratis said. “With AXA in our family, we will enhance our company’s deep local heritage and create more meaningful growth opportunities through innovative product development in Europe and globally. AXA’s portable security portfolio strengthens our Kryptonite brand, and AXA’s residential product leadership in the Netherlands adds to our strong portfolio of local European brands, including CISA, Bricard and Briton.”

Following the closing of the transaction, AXA is expected to operate within the EMEIA region of Allegion. Harry Smeets, CEO of AXA, believes both companies will benefit from the new partnership.

“Our product and market strength, coupled with Allegion’s global and portable security footprint, will enable us to enhance our collective offerings to customers,” Smeets said. “Furthermore, leveraging our combined product development capabilities will allow us to accelerate our innovation pipelines. This is an exciting time for both companies.”

The transaction is valued at €185 million. Allegion plans to fund the acquisition through existing cash on hand and its revolving credit facility. The transaction is expected to be accretive to Allegion’s EBITDA margin and accretive to earnings by 2016. Excluding transaction and integration costs, the deal is expected to be immediately accretive to earnings.

Delphi Advisors acted as financial advisor, and Houthoff Buruma acted as legal advisor to Allegion with the transaction. William Blair & Company acted as financial advisor, and Loyens & Loeff acted as legal advisor to Gilde Buy Out Partners and the other selling shareholders with the transaction.

For more information about AXA Stenman’s products, visit www.AXAhomeandbikesecurity.com.

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This news release includes “forward-looking statements,” which are statements that are not historical facts, including statements that relate to our intent to acquire AXA Stenman, the expected benefits and results of the proposed transaction, the timing of the transaction, AXA Stenman’s 2015 revenue growth and the impact on our earnings per share. These forward-looking statements are based on the Company's currently available information and our current assumptions, expectations and projections about future events. They are subject to future events, risks and uncertainties - many of which are beyond our control - as well as potentially inaccurate assumptions, that could cause actual results to differ materially from those in the forward-looking statements. Further information on these factors and other risks that may affect the Company's business is included in filings it makes with the Securities and Exchange Commission from time to time; including its Form 10-K for the year ended December 31, 2014 and its Form 10-Q for the quarter ended March 31, 2015. The Company assumes no obligations to update these forward looking statements.

About Allegion™
Allegion (NYSE: ALLE) is a global pioneer in safety and security, with leading brands like CISA®, Interflex®, LCN®, Schlage® and Von Duprin®. Focusing on security around the door and adjacent areas, Allegion produces a range of solutions for homes, businesses, schools and other institutions. Allegion is a $2 billion company, with products sold in almost 130 countries.

For more, visit www.allegion.com.

Contacts:
Media
Maria Pia Tamburri - Director, Public Affairs
317-810-3399
Maria.Tamburri@allegion.com
Analysts
Tom Martineau - Director, Investor Relations
317-810-3759
Tom.Martineau@allegion.com